Exhibit 99.1
Contacts for Republic Services:

Media:	Investors:	Both:
Will Flower	Tod Holmes	Chuck Burgess
(954) 769-6392	(954) 769-2387	The Abernathy MacGregor Group
	or	(212) 371-5999
Ed Lang
(954) 769-3591
Contact for Allied Waste:
Jim Zeumer
(480) 627-2785
REPUBLIC SERVICES AND ALLIED WASTE NAME
SENIOR EXECUTIVE TEAM FOR COMBINED COMPANY
FORT LAUDERDALE, Florida and PHOENIX, Arizona (November 26, 2008) — Republic Services, Inc. (NYSE: RSG) and Allied Waste Industries, Inc. (NYSE: AW) today announced the remainder of the senior executive team who will lead the company following the completion of the merger of the two companies. These experienced individuals will join James O’Connor, Chairman and Chief Executive Officer, Don Slager, President and Chief Operating Officer, Tod Holmes, Executive Vice President and Chief Financial Officer, and Tim Donovan, Executive Vice President, General Counsel and Corporate Secretary, whose positions were previously announced.
“The combined Republic Services will have the deepest leadership group in the industry,” said Mr. O’Connor. “These leaders, drawn from the extensive experience of both the Republic and Allied executive teams, will play critical roles in our success in merging the complementary assets of two great companies, integrating best practices from both organizations and fulfilling our mission to be the industry leader of solid waste and environmental services.”

The following executives will report directly to Mr. O’Connor:
•	Brian Bales — Executive Vice President, Business Development

•	Will Flower — Executive Vice President, Communications

•	Jeff Hughes — Executive Vice President, Human Resources

•	Gary Sova — Executive Vice President, Sales & Marketing
The company’s field operations will be divided into four regions. Each regional leader will have the title of Senior Vice President — Operations and will report directly to Mr. Slager.
•	Jeff Andrews — Senior Vice President, Western Operations (with offices located in Pleasanton, CA)

•	Ron Krall — Senior Vice President, Eastern Operations (with offices located in Chantilly, VA)

•	Chris Synek — Senior Vice President, Southern Operations (with offices located in Houston, TX)

•	Kevin Walbridge — Senior Vice President, Midwestern Operations (with offices located in Indianapolis, IN)
The companies also announced today that Mike Cordesman and Ed Evans will not be continuing with the company following the completion of the merger. Mr. Cordesman served as President and Chief Operating Officer of Republic Services and Mr. Evans served as Executive Vice President and Chief Personnel Officer of Allied Waste. Both executives have played important roles in the historic success of Republic and Allied respectively, and both were deeply involved in the integration planning process.
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“Mike and Ed have made tremendous contributions to each company and to this merger,” said Mr. Slager. “Their dedication to the highest levels of customer service and employee development have helped position Republic and Allied for future success. On behalf of our Board and all of our 35,000 employees, we want to thank them for their service and wish them the very best.”
Upon completion of the merger, the combined company, which will be called Republic Services, will be the nation’s leading environmental services provider, with expected pro forma revenues of $9 billion. Following the completion of the merger, Allied will be a wholly owned subsidiary of Republic with Allied stockholders receiving approximately 51.7% of the outstanding common stock of the combined company in respect of their Allied shares and Republic stockholders retaining approximately 48.3% of the outstanding common stock of the combined company, in each case, on a diluted basis. The companies are highly confident that they will meet the projected $150 million of merger synergies in the third year following completion of the transaction.
About Republic Services, Inc.
Republic Services, Inc. is a leading provider of environmental services including solid waste collection, transfer and disposal services in the United States. The company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.
About Allied Waste Industries, Inc.
Allied Waste is America’s second largest non-hazardous solid waste services company and an environmental leader. Headquartered in Phoenix, AZ, Allied Waste provides waste collection, transfer, recycling and disposal services to millions of residential, commercial and industrial customers in over 100 major markets spanning 38 states and Puerto Rico. Allied’s team of more than 22,000 dedicated employees operates within a highly efficient, integrated organization that generated 2007 revenue of $6.1 billion.
Information Regarding Forward-Looking Statements
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These
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forward-looking statements are identified by words such as “will,” “expects,” “intends,” and similar words. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks, uncertainties, and other factors that may cause actual results to differ materially from expectations expressed in such forward-looking statements, many of which are beyond the control of Republic and Allied. Such risks, uncertainties and other factors include: regulatory and litigation matters and risks, legislative developments, changes in tax and other laws, the effect of changes in general economic conditions, the risk that a condition to funding under Republic’s the new credit facility may not be satisfied, the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated and other risks to consummation of the merger and the risk that the merger, if completed, may not create long-term value for stockholders as expected. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating our forward-looking statements and are cautioned not to place undue reliance on forward-looking statements. Risk factors are discussed in the definitive Joint Proxy Statement/Prospectus filed with the SEC. The forward-looking statements made herein are only made as of the date of this press release and the parties hereto undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.
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